Exhibit 10.2

ARBITRATIONS SETTLEMENT AGREEMENT

DATED: 30 June 2025

Amongst

  AGCO CORPORATION

AND

AGCO INTERNATIONAL GMBH

AND

TRACTORS AND FARM EQUIPMENT LIMITED

AND

TAFE INTERNATIONAL TRAKTÖR VE TARIM EKIPMANI SANAYI VE TICARET LIMITED

SIRKETI

TABLE OF CONTENTS

1. DEFINITIONS, INTERPRETATION and execution date	5

2. tERMINATION OF THE SUPPLY AGREEMENTS AND COMPLIANCE WITH POST-TERMINATION OBLIGATIONS	6

3. COMMUNICATIONS	7

4. FULL AND FINAL SETTLEMENT	7

5. wARRANTIES	7

6. COSTS	7

7. DISCONTINUANCE OF ARBITRATIONs	7

8. NO ADMISSION OF LIABILITY	7

9. confidentiality	8

10. governing law	8

11. DISPUTE RESOLUTION	8

12. NOTICES	9

13. MISCELLANEOUS	10

ARBITRATIONS SETTLEMENT AGREEMENT

THIS AGREEMENT is made on 30 June 2025 (“Execution Date”).

BETWEEN:

(1)	AGCO Corporation, a publicly held company incorporated under the laws of Delaware, USA with its offices at 4205 River Green Parkway, Duluth, GA, USA 30096-2563 ("AGCO Corp");

(2)	AGCO International GmbH, a company incorporated under the laws of Switzerland with its registered office at Victor von Bruns Strasse 17, CH 8212 Neuhausen am Rheinfall, Switzerland ("AGCO International", together with AGCO Corp the "AGCO Parties");

(3)	Tractors and Farm Equipment Limited, a public, unlisted company, limited by shares, and incorporated under the laws of the India with its registered offices at 861 Anna Salai, Chennai, Tamil Nadu, 600 002, India ("TAFE"); and

(4)	TAFE International Traktör ve Tarim Ekipmani Sanayi ve Ticaret Limited Sirketi, a company incorporated under the laws of Turkey, with its registered office at MOSB 4 Kisim, Ahmet Nazif Zorlu Bulvari No: 24, P.K. 45030 Manisa, Turkey ("TAFE International", together with TAFE the "TAFE Parties").

each of which is referred to in this Agreement as a "Party", or together "the Parties".

WHEREAS:

(A)	The following agreements were entered into between the Parties (collectively the "Supply Agreements"):

a.	Letter Agreement for USA and Canada between AGCO Corp and TAFE dated 8 November 2006 for the manufacture and supply of certain tractors and related parts for sale in the USA and Canada ("USA Letter Agreement");

b.	Letter Agreement for South America (including Central America and Caribbean) between AGCO International and TAFE dated 25 June 2009 ("South America Letter Agreement") for the supply by TAFE of MF Heritage tractors and related spare parts to AGCO International for resale in South America;

c.	Agreement titled "Terms and Conditions agreed between Tractors and Farm Equipment Limited ("TAFE") and AGCO Corporation ("AGCO") for Heritage Tractors" between AGCO Corp and TAFE dated 29 October 2009 (the "Terms and Conditions Agreement");

d.	Letter Agreement for Africa between AGCO International and TAFE dated 29 October 2009, amended on 24 July 2017 (the "Africa Letter Agreement") for the supply by TAFE of MF Heritage tractors and related spare parts to AGCO International for resale in Africa;

e.	Farm Machinery Distributor Agreement between AGCO International and TAFE dated 1 January 2012 ("Farm Machinery Distributor Agreement" or "FMDA") for the supply and distribution of farm machinery (including tractors and combine harvesters) in India, Nepal and Bhutan by TAFE;

f.	Letter Agreement for Turkey between AGCO International, TAFE and TAFE International dated 26 October 2015 ("Turkey Letter Agreement") for the supply of MF Heritage tractors and related spare parts to AGCO International for resale in Turkey;

g.	Letter Agreement for Mexico between AGCO International and TAFE dated 24 July 2017 (the "Mexico Letter Agreement") for the supply by TAFE of MF Heritage tractors and related spare parts to AGCO International for resale in Mexico;

h.	Letter Agreement for Far East Markets between AGCO International and TAFE dated 24 July 2017 (the "Far East Markets Letter Agreement") for the supply by TAFE of MF Heritage tractors and related spare parts to AGCO International for resale in Far East Markets, covering Indonesia, the Philippines, Thailand, Malaysia, and Pacific Islands, including Fiji and Papua New Guinea; and

i.	Letter Agreement for Australia / New Zealand between AGCO International and TAFE dated 24 July 2017 (the "Australia / New Zealand Letter Agreement") for the supply by TAFE of MF Heritage tractors and related spare parts to AGCO International for resale in Australia and New Zealand.

(B)	AGCO Corp or AGCO International issued the following notices of termination or expiry in respect of the Supply Agreements (collectively the "Notices of Termination / Expiry"):

a.	On 26 April 2024, AGCO International gave notice to TAFE of termination of the Farm Machinery Distributor Agreement.

b.	On 26 April 2024, AGCO International gave notice to TAFE of termination of the South America Letter Agreement.

c.	On 26 April 2024, AGCO International gave notice to TAFE of termination of the Africa Letter Agreement.

d.	On 26 April 2024, AGCO International gave notice to TAFE of expiry of the Mexico Letter Agreement.

e.	On 26 April 2024, AGCO International gave notice to TAFE of expiry of the Far East Markets Letter Agreement.

f.	On 26 April 2024, AGCO International gave notice to TAFE of expiry of the Australia / New Zealand Letter Agreement.

g.	On 26 April 2024, AGCO International gave notice to the TAFE Parties of expiry of the Turkey Letter Agreement

h.	On 26 April 2024, AGCO Corp gave notice to TAFE of termination of the USA Letter Agreement.

i.	On 27 September 2024, AGCO International gave notice to TAFE of termination of the Farm Machinery Distributor Agreement with immediate effect.

(C)	Disputes arose between the Parties in connection with the respective Notices of Termination / Expiry.

(D)	The following arbitrations were commenced by AGCO Corp or AGCO International on 26 April 2024 under the Rules of Arbitration of the International Chamber of Commerce in force from 1 January 2021 (the “ICC Rules”), (collectively the "Arbitrations"):

a.	The "FMDA Arbitration" (ICC Case No. 28616/HTG/YMK), which is an arbitration initiated by AGCO International bringing claims against TAFE under the Farm Machinery Distributor Agreement, where TAFE has also raised counterclaims;

b.	The "Five Letters Arbitration" (ICC Case No. 28613/HTG/YMK), which is an arbitration initiated by AGCO International bringing claims against TAFE under the South America Letter Agreement, the Africa Letter Agreement, the Mexico Letter Agreement, the Far East Markets Letter Agreement and the Australia / New Zealand Letter Agreement, where TAFE has reserved the right to raise counterclaims;

c.	The "Turkey Arbitration" (ICC Case No. 28615/HTG/YMK), which is an arbitration initiated by AGCO International bringing claims against the TAFE Parties under the Turkey Letter Agreement, where the TAFE Parties have reserved the right to raise counterclaims; and

d.	The "USA Arbitration" (ICC Case No. 28614/HTG/YMK), which is an arbitration initiated by AGCO Corp bringing claims against TAFE under the USA Letter Agreement, where TAFE has reserved the right to raise counterclaims.

(E)	The Parties do not accept that they have any liability to one another as alleged in the Arbitrations.

(F)	The Parties have settled their disputes and accordingly wish to terminate the Arbitrations and withdraw all claims and counterclaims, present or future, made or to be made in the Arbitrations subject to the terms of this Agreement, with each Party bearing its own costs.

(G)	The Parties also agree that, subject only to Clause 2.2 of this Agreement read with the relevant Schedules, all of the Supply Agreements are terminated as at the Effective Date (defined below) of this Agreement.

IT IS AGREED as follows:

1.	definitions, INTERPRETATION and EFFECTIVE DATE

1.1	In this Agreement, except where the context otherwise requires:

1.1.1	a reference to this Agreement includes a reference to the Schedules to it, each of which forms part of this Agreement

1.1.2	a reference to a Clause or Schedule (other than to a schedule to a statutory provision) is a reference to a Clause or Schedule (as the case may be) of, or to, this Agreement or Clauses of the Supply Agreements referenced in Schedule 2 and a reference to a paragraph is to a paragraph of the relevant Schedule;

1.1.3	a reference to a company includes any company, corporation or other body corporate wherever and however incorporated or established;

1.1.4	words and terms which are capitalised have the meaning given to them in the relevant agreement under reference unless otherwise stated in this Agreement; and

1.1.5	unless otherwise stated in this Agreement, the contents page and headings are for convenience only and shall not affect the interpretation of this Agreement.

1.2	Definitions:

“Business Day” means days (other than Saturday or Sunday) on which banks are generally open for operation in Duluth, Georgia (United States of America), Neuhausen am Rheinfall (Switzerland) and Chennai (India);

"Effective Date" has the meaning set out in clause 1.3 of this Agreement;

“Other Settlement Agreements” means collectively the settlement agreements concerning (i) TAFE’s rights as a shareholder of AGCO Corp (“Cooperation Agreement”); (ii) TAFE’s ownership of the MF Trademarks (as defined in the Intellectual Property Agreement) in India, Nepal and Bhutan (“Intellectual Property Agreement”); (iii) buy-back of shares held by AGCO Holdings B.V. in TAFE (“Buyback Agreement”); and (iv) termination of certain agreements and various legal proceedings ongoing between the Parties (and / or their related entities) in India (“Indian Litigations Settlement Agreement”), being concurrently executed between AGCO Corp (and / or its related entities) and TAFE (and / or its related entities) as on the date of this Agreement;

“Person” means any natural person, corporation, company, partnership, association, trust, estate, or other entity or organization, the media, and any governmental representative, agency or authority.

1.3	It is agreed that this Agreement shall come into effect in the following manner:

1.3.1	Save and except for Clauses 2.1 and 2.2.1 (Termination of the Supply Agreements and Compliance with Post-termination Obligations), Clause 4 (Full and Final Settlement), Clause 6 (Costs), Clause 7 (Discontinuance of Arbitrations) and Clause 13.1 (Entire Agreement), the remainder of this Agreement shall become effective on the Execution Date; and

1.3.2	Clauses 2.1 and 2.2.1 (Termination of the Supply Agreements and Compliance with Post-termination Obligations), 4 (Full and Final Settlement), 6 (Costs), 7 (Discontinuance of Arbitrations) and 13.1 (Entire Agreement) of this Agreement shall become effective only on the Escrow Deposit Date (as the term is defined under the Buyback Agreement)

(in each case, the "Effective Date").

1.3.3	Notwithstanding anything contained herein, in the event of termination of the Buyback Agreement in accordance with Clause 13.1.2 of the Buyback Agreement, this Agreement shall stand automatically terminated without any further act, deed, notice or intimation required to be given by either Party.

1.3.4	On and from the Execution Date until the Escrow Deposit Date (as the term is defined under the Buyback Agreement), the Parties and / or their Affiliates shall not:

1.3.4.1	continue with the Arbitrations, other than to request to the Arbitral Tribunals (defined below) as necessary from time to time that the Arbitrations remain stayed by agreement of the Parties; or

1.3.4.2	commence any new proceedings in relation to the Settled Claims (as defined below).

2.	termination of the supply agreements and compliance with post-termination obligations

2.1.	The Parties agree that the Supply Agreements shall stand terminated on the Effective Date.

2.2.	Notwithstanding the termination of the Supply Agreements, the TAFE Parties and the AGCO Parties agree that they shall:

2.2.1.	Comply with the post-termination and continuing obligations set forth in the Supply Agreements and certain additional post-termination obligations agreed between the Parties as specifically identified in Schedule 2. All obligations surviving in terms of this Schedule 2 shall extinguish on completion of 10 years from the Effective Date, or on completion of 10 years from delivery of the last product under any of the Supply Agreements, whichever is later.

2.2.2.	AGCO Parties shall ensure that all payments due in respect of: (a) orders that have already been supplied as on the Execution Date; and (b) goods to be supplied pursuant to Accepted Outstanding Orders as well as any further orders for spare parts placed with the TAFE Parties in future, are paid as per the terms of the respective purchase orders, failing which the AGCO Parties shall jointly and severally be liable for such dues.

2.2.3.	TAFE Parties shall fulfil the accepted and outstanding orders placed by AGCO Corp or AGCO International (and / or their related entities) under each of the relevant Supply Agreements ("Accepted Outstanding Orders") in accordance with the terms and conditions under which they were originally placed. TAFE Parties shall comply with the agreed delivery dates in respect of the Accepted Outstanding Orders ("Agreed Delivery Dates"). The details of the Accepted Outstanding Orders and the Agreed Delivery Dates are set out in Schedule 1 (“Accepted Outstanding Orders”).

2.2.4.	TAFE Parties shall not be obliged to accept any further purchase orders under the Supply Agreements post the Execution Date.

3.	communications

3.1.	None of the Parties, nor their representatives (in each case, acting in such capacity) shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames, or damages the reputation or good name of the other Parties or their representatives or is otherwise critical, negative towards or derogatory of any of the Parties or their representatives.

4.	FULL AND FINAL SETTLEMENT

4.1.	Subject to Clause 2.2, this Agreement is in full and final settlement of the matters raised in the Arbitrations and any other existing or potential claims or complaints of whatsoever nature (including any claims for interest), whether present or future, whether known or unknown, which each Party has or may have against the other Party arising out of or in connection with, whether directly or indirectly, the Arbitrations or the Supply Agreements (the "Settled Claims").

4.2.	Without prejudice to the generality of the foregoing, each Party agrees not to commence or prosecute any legal proceedings against the other Party in connection with the Settled Claims.

4.3.	Clauses 4.1 and 4.2 shall not apply to, and the Settled Claims shall not include, any claims in respect of the AGCO Parties’ obligation to make payments set out in Clause 2.2.2 above, or the TAFE Parties' obligation in Clause 2.2.3 to fulfil the Accepted Outstanding Orders, or any breach of this Agreement by any Party, including the post-termination and continuing obligations referred to in Clause 2.2.1 above, disputes in respect of any or all of which shall be referred to and finally determined by arbitration in accordance with Clause 11.

5.	WARRANTIES

5.1.	Each Party warrants and represents that it has not as on the Execution Date, and will not have, as of the Effective Date, sold, transferred, assigned or otherwise disposed of or entered into any arrangement having the effect of giving rise to any third party rights in its interest in the Settled Claims.

6.	COSTS

6.1.	Each Party shall bear its own costs and expenses incurred in connection with the Arbitrations and the negotiation and preparation of this Agreement and any other documents referred to in this Agreement and any other documents which are ancillary or incidental to it.

6.2.	The fees and expenses of the arbitrators, and the ICC's administrative expenses shall be borne 50% by the Claimant and 50% by the Respondent(s) in each of the Arbitrations.

7.	discontinuance of arbitration

7.1.	Within 15 days of the Effective Date, the relevant Parties to each of the Arbitrations shall sign the template notices of discontinuance of the Arbitrations in the form enclosed at Schedules 3-6, which AGCO Corp or AGCO International's legal counsel shall file with the ICC Secretariat and the arbitral tribunals appointed in each of the Arbitrations (the "Arbitral Tribunals").

8.	no admission of liability

8.1.	No Party admits any liability in connection with the Settled Claims. This Agreement or any act contemplated herein shall not be construed as an acknowledgement or admission of any liability, or absence of liability, nor shall this Agreement be admissible in any proceeding or cause of action as an admission of liability against either of the Parties.

9.	CONFIDENTIALITY

9.1.	Each Party undertakes to the other that (unless the prior written consent of the other Party shall first have been obtained) it shall, and shall procure that its officers, employees, advisors and agents shall, keep confidential and not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever the terms of this Agreement or the contents of the discussions and negotiations which have led up to this Agreement (the "Confidential Information").

9.2.	The consent referred to in clause 9.1 shall not be required for disclosure by a Party of any Confidential Information:

9.2.1.	to its officers, employees, agents or insurers, in each case, as may be contemplated by this Agreement or to the extent required to enable such Party to carry out its obligations under this Agreement, who shall in each case be made aware by such Party of its obligations under this clause and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in this clause;

9.2.2.	to its professional advisers (including without limitation its auditors and other accounting advisers, financial advisers and legal advisers) who are bound to such Party by a duty of confidence which applies to any information disclosed;

9.2.3.	to the extent required by applicable law or by the regulations of any stock exchange or regulatory or supervisory authority to which such Party is or may become subject to or pursuant to any order of court or other competent authority or tribunal;

9.2.4.	in connection with the commencement, pursuit or defence by a Party of any legal proceedings to which any Confidential Information is relevant;

9.2.5.	to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by such Party;

9.2.6.	which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied.

9.3.	If a Party intends, in circumstances contemplated by clause 9.2.3, to disclose any Confidential Information such Party shall give to the other Party such notice as is practical in the circumstances of such disclosure and shall co-operate with the other Party, having due regard to the other Party's views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

10.	governing law

10.1.	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

11.	dispute resolution

11.1.	Any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) ("Dispute") shall be referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, which are incorporated into this clause.

11.2.	This arbitration agreement shall be governed by English law.

11.3.	The seat of the arbitration shall be London, United Kingdom.

11.4.	The language of the arbitration shall be English.

11.5.	The number of arbitrators shall be three. The Claimant or group of Claimants shall nominate one arbitrator in the Request for Arbitration and the Respondent or group of Respondents shall nominate one arbitrator in the Answer. If either side fails to make a nomination, the ICC Court shall appoint the relevant arbitrator without affecting any nomination or confirmation of an arbitrator by the other side. If this clause operates to exclude a Party's right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.

11.6.	The two arbitrators nominated or appointed under Clause 11.5 shall within 15 days of the confirmation of the second arbitrator jointly nominate a third arbitrator to act as president of the arbitral tribunal. If the party-nominated arbitrators fail to do so, the ICC Court shall appoint the president of the arbitral tribunal.

11.7.	No Party may publish, disclose or communicate any documents or information relating to—

a)	the arbitral proceedings under this Clause 11; or

b)	any order or award made in those arbitral proceedings,

save and to the extent that the Party is required to make such disclosure to fulfil a legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

11.8.	The Parties do not consent to the publication of any award made pursuant to this Clause 11

11.9.	Nothing shall preclude either Party from seeking interim relief or assistance in obtaining evidence, or both, from the competent courts having jurisdiction to grant relief on any disputes or differences arising from this Agreement.

12.	NOTICES

12.1.	Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be provided by email or registered post to the addresses mentioned below:

If to TAFE:

Regd. Office: 861 Anna Salai, Chennai - 600 002, Tamil Nadu, India; and

Corp. Office: 77, Nungambakkam High Road, Nungambakkam, Chennai, Tamil Nadu – 600 034, India

Kind Attn: Mallika Srinivasan - Chairman and Managing Director

E-mail: [REDACTED] and [REDACTED]

with copies (which shall not constitute notice) to:

Khaitan & Co LLP

10, 13 and 14 Floor, One World Centre, 841 Senapati Bapat Marg, Mumbai – 400 013

Kind Attn: Haigreve Khaitan

E-mail: [REDACTED], [REDACTED] and [REDACTED]

If to TAFE International:

Regd. Office: 861 Anna Salai, Chennai - 600 002, Tamil Nadu, India; and

Corp. Office: 77, Nungambakkam High Road, Nungambakkam, Chennai, Tamil Nadu – 600 034, India

Kind Attn: Mallika Srinivasan - Chairman and Managing Director

E-mail: [REDACTED] and [REDACTED]

with copies (which shall not constitute notice) to:

Khaitan & Co LLP

10, 13 and 14 Floor, One World Centre, 841 Senapati Bapat Marg, Mumbai – 400 013

Kind Attn: Haigreve Khaitan

E-mail: [REDACTED], [REDACTED] and [REDACTED]

If to AGCO Corp:

Address: 4205 River Green Parkway, Duluth, GA, USA 30096-2563

Kind Attn: General Counsel

E-mail: [REDACTED]

If to AGCO International:

Address: 4205 River Green Parkway, Duluth, GA, USA 30096-2563

Kind Attn: General Counsel

E-mail: [REDACTED]

12.2.	In the event of any change in the address, the Party whose address is subject to change shall communicate such change to the other Parties in writing;

12.3.	Unless it is proved that it was received earlier and subject to Clause 12.4, a notice is deemed to be received:

12.3.1.	in the case of a notice given by personal delivery with acknowledgement of receipt (including by courier or process server), at the time when the notice is left at the relevant address;

12.3.2.	in the case of a notice given by email, upon a confirmation of transmission of the email being recorded on the server of the Party sending the notice / communication, unless the Party receives a message indicating failed delivery; and

12.3.3.	in the case of a notice given by registered first class airmail or by registered, return receipt and postage prepaid mail, on the seventh day after posting.

12.4.	A notice received or deemed to be received in accordance with Clause 12.3 on a day which is not a Business Day or after 5pm on any Business Day, shall be deemed to be received on the next following Business Day.

13.	MISCELLANEOUS

13.1.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes any prior understanding or agreement (oral or written) of the Parties in respect thereto.

13.2.	Amendment

No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by each of the Parties.

13.3.	Severability and Waiver

If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The Parties agree to replace any invalid provision with a valid provision, which most closely approximates the intent and economic effect of the invalid provision. A waiver by either Party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

13.4.	Independent Agreements

The rights and obligations of each of the Parties under this Agreement are independent of and without prejudice to the rights and obligations of the AGCO Parties and / or their related entities and the TAFE Parties and / or their related entities under each of the Other Settlement Agreements. No breach of the terms of this Agreement shall constitute a breach of any Other Settlement Agreement and / or entitle any Party to impair any rights and / or obligations of the AGCO Parties and / or their related entities and/or the TAFE Parties and / or their related entities arising out of or in relation to the Other Settlement Agreements.

13.5.	Further Actions

The Parties shall do or cause to be done such further acts, deeds, matters and things and execute such further documents as may be reasonably required to give effect to the terms of this Agreement.

13.6.	Specific Performance

This Agreement shall be specifically enforceable at the instance of either Party against the other Party. The Parties acknowledge and agree that either Party would suffer immediate, material, continuing and irreparable damage and harm in the event of any material breach of this Agreement and the remedies at applicable law in respect of such breach may be inadequate and that such Party shall be entitled to seek specific performance against the other Party for performance of their respective obligations under this Agreement in addition to any and all other legal or equitable remedies available to it.

13.7.	Counterparts

This Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one and the same instrument.

13.8.	Assignment

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any Party without the prior written consent of the other Parties (and any attempt to do so will be void).  For purposes of this Agreement, "successors" with respect to a Person shall mean such other Person acquiring all or substantially all the assets and business of the first mentioned Person (including this Agreement) whether by operation of law or otherwise.

13.9.	Remedies Cumulative

13.9.1.	Except as expressly provided herein, all rights and remedies of the Parties under this Agreement are independent, cumulative and without prejudice to any other rights or remedies under applicable law and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

13.9.2.	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

13.9.3.	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy including the right to seek restitution.

13.10.	Limitations on Rights of Third Parties

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof this Agreement has been entered into on the date first above written.

SIGNED by	)
)
Roger Batkin	)
)
For and on behalf of AGCO Corporation	)	/s/ Roger Batkin

SIGNED by	)
)
Roger Batkin	)
)
For and on behalf of AGCO International	)
GmbH	)	/s/ Roger Batkin

SIGNED by	)
)
Mallika Srinivasan	)
)
for and on behalf of Tractors and Farm	)
Equipment Ltd.	)	/s/ Mallika Srinivasan

SIGNED by	)
)
Sitaraman Chandramohan	)
)
for and on behalf of TAFE International	)
Traktör ve Tarim Ekipmani Sanayi ve	)
Ticaret Limited Sirketi	)	/s/ Sitaraman Chandramohan